PRICING SUPPLEMENT NO. 28                                                       Rule 424 (b) (2)
TRADE DATE  November 1, 1999                                                    Registration No. 333-69065
(To Prospectus Supplement dated on January 5, 1999 including the
Prospectus dated December 28, 1998)                                             CUSIP Number: 89350LJW3




                                                            $4,000,000,000.00
                                                  TRANSAMERICA FINANCE CORPORATION
                                                     MEDIUM-TERM NOTES, SERIES F
                                               Due 9 Months or More from Date of Issue



Floating Rate Note         ( )                                                  Fixed Rate Note (x)
Senior Medium-Term Note    (x)                                                  Subordinated Medium-Term Note ( )

Principal Amount:            $  25,000,000.00                                   Issue Price:                 100%
Original Issue Date:         November 10, 1999                                  Specified Currency:          US Dollars
Interest Accrual Date:       November 10, 1999                                  Maturity Date:               November 15, 2000
Interest Rate:               6.27% per annum

Redemtion Date(s):           None                                               New Maturity Date(s):
                                                                                Notice of Renewal Date(s):
Redemption Price(s):         N/A


Authorized  Denominations (if other than  denominations of $1,000 and           Index Currency:
intergal multiples of $1,000 in excess thereof on US Dollars): N/A              Interest Reset Period:
                                                                                Interest Reset Dates:
Repayment Date(s):                            None
                                                                                Interest Payment Period:     Semi-annual
Repayment Price(s):                           N/A                               Interest Payment Dates:      May 15 & November 15
                                                                                                             (or modified following
Original Issue Discount                                                                                      business day)
Note:                                         ( ) Yes   (x) No
Total Amount of OID:                          N/A                               Global Security:              (x) Yes ( ) No
Yield to Maturity:                            N/A                               Exchange Rate Agent:          N/A
Initial Accrual Period OID:                   N/A                               Historical Exchange Rate:     N/A
Method Used to Determine Yield
to Maturity and Initial Accrual Period OID:   N/A                               Spread (plus or minus):       N/A
                                                                                Spread Multiplier:            N/A
                                                                                Maximum Interest Rate:        N/A
                                                                                Minimum Interest Rate:        N/A
(Only applicable to Floating Rate Notes):                                       Calculation Rate Agent:       N/A
         Initial Interest Rate:     N/A
         Index Maturity:   N/A                                                  Name of Agent: Warburg Dillon Read
         Base Rate(s)      N/A
                  If LIBOR, Designated LIBOR page:                              Agent's Discount or Commission:  $37,500.00
                  ( ) LIBOR Reuters                                             Net Proceeds to Company:         $24,962,500.00
                  ( ) LIBOR Telerate page 3750


(x) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of (x) 100% of Principal
    Amount ( ) % of Principal Amount

( ) Agent is purchasing Notes from the Company as Principal  at 100% of the  principal  amount for resale to investors  and other purchasers at: ( ) a fixed  initial  public  offering  price of _____% of the  principal  amount;
    ( ) varying prices relating to prevailing market prices at a time of resale to be determined by Agent.

